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                                                                      EXHIBIT 21


                                SUBSIDIARIES OF
                          EQUISTAR CHEMICALS, LP/(1)/

Name of Subsidiary                      Jurisdiction of Formation
-------------------------------------   -------------------------
Equistar Chemicals de Mexico, Inc.....  Delaware
Equistar Mont Belvieu Corporation.....  Delaware
Equistar Transportation Company.......  Delaware
Quantum Pipeline Company..............  Illinois
Equistar FSC, Inc.....................  Barbados
Equistar Funding, LLC.................  Delaware
Equistar Funding Corporation/(1)/.....  Delaware
PD Glycol/(2)/........................  Texas
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/(1)/ Equistar Funding Corporation is a wholly owned subsidiary of Equistar
      Chemicals, LP and has no subsidiaries.

/(2)/ PD Glycol is a Texas limited partnership owned 50% by Equistar Chemicals,
      LP.